CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 10 to the registration statement on Form N-1A (the "Registration Statement") of Evergreen Municipal Trust of our report dated July 6, 1998, relating to the financial statements and financial highlights of Evergreen High Grade Municipal Bond Fund (formerly Evergreen High Grade Tax Free Fund) and Evergreen Short-Intermediate Municipal Fund (the "Funds"), appearing in the Funds' May 31, 1998 Annual Report to Shareholders, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Auditors" in such Statement of Additional Information.

PricewaterhouseCoopers LLP
160 Federal Street
Boston, MA 02110

March 30, 1999